News
For Immediate Release February 27, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. ELECTS JOHN T. REID
TO BOARD OF DIRECTORS

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NEW YORK, February 27--Minerals Technologies Inc. (NYSE: MTX) announced today the election of John T. Reid to its Board of Directors. Mr. Reid is an adjunct professor in the graduate MBA program at New York University and former chief technology officer of Colgate-Palmolive Company.

     "I would like to welcome John Reid to our Board of Directors," said Paul R. Saueracker, chairman, president and chief executive officer. "His more than 35 years of international business experience with a variety of companies will provide valuable insight for our company."

      After earning a doctorate in International Marketing from Oxford University, where he served as a Rhodes Scholar, Mr. Reid came to the United States to start his business career in 1965. He served as an economist at W.R. Grace, and then joined Pfizer Inc in 1969, where he rose to the position of vice president, Strategic Planning and Projects for Pfizer International. In 1982, he joined Colgate-Palmolive Company, where he served as chief technology officer between 1997 and 2000.

     Mr. Reid has been a member of the Board of Directors and of the Executive and Audit committees of the Center for Global Development since 2001. He is also a member of the Board

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of Directors of Citizens' Committee for Children, a position he has held since 2002.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported net sales of $752.7 million in 2002.

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For further information about Minerals Technologies Inc. look on the Internet at
www.mineralstech.com